Exhibit 99.1

QHSLab, Inc. (OTCQB: USAQ) Reports Record Q3 2024 Revenues, Reflecting Accelerated Expansion in Digital Health and Allergy Diagnostics

Revenue Soars 62% Year-Over-Year in Q3 2024, with Gross Margin Expanding to 67.1%

Integrated Service Program (ISP) Revenue Up 143% Year-to-Date, Marking Continued Demand for Digital Health Solutions

Net Income of $49,765 for the Quarter Reflects Operational Efficiencies and Strategic Focus

Strengthens Balance Sheet with Over $100,000 in Debt Repayments, Highlighting Commitment to Sustainability and Growth.

Milestone Achievement: Over 100,000 Digital Medicine Assessments Completed

WEST PALM BEACH, FL, November 14, 2024 (GLOBE NEWSWIRE) — QHSLab Inc. (“the Company”) (OTCQB: USAQ), an emerging leader in digital healthcare solutions and value-based clinical technologies, today highlighted its Q3 2024 financial and operational performance, underscoring its commitment to innovation and growth.

Financial Highlights:

●	Q3 2024 Performance: Revenue surged by over 60% to $544,285 from $336,407 in Q3 2023, marking three consecutive quarters of growth. Gross profit more than doubled to $365,133, boosting the gross margin to 67.1% (up from 56.3% last year).
●	Year-to-Date Results: Revenue grew 38% year-to-date, hitting $1.5 million compared to $1.1 million in 2023. Gross margin increased to 62.8%, showcasing a more strategic product mix and improved efficiencies.
●	Net Income Turnaround: Q3 2024 saw net income of just under $50,000, a sharp recovery from an $82,000 loss in Q3 2023. Year-to-date net income reached approximately $28,000, reversing a $382,000 loss in 2023.

Strategic Performance:

●	ISP Revenue Growth: The Digital Health Services ISP segment’s Q3 revenue rose a solid 126%, contributing nearly $162,000. Year-to-date growth was 143%, reaching close to $450,000 compared to under $185,000 in 2023.
●	Allergy Kit Sales: Sales increased by 48% year-over-year to just over $220,000 in Q3 2024, driven by successful cross-selling and bundled solutions adoption among primary care providers.

●	Cost Management and Investments: General, administrative, and marketing expenses remained steady, ensuring disciplined spending amid growth. R&D investment rose to nearly $187,000 for the first nine months, up from $169,000 in 2023, underscoring commitment to platform innovation and new product development.
●	Debt Reduction: The company used over $100,000 from operating cash flow for long-term debt repayment, achieving cash-flow positivity and demonstrating strong financial discipline.

Operational Highlights:

●	Milestone in Assessments: Surpassed 100,000 completed digital assessments, doubling last year’s numbers and highlighting increased platform adoption for managing allergy, anxiety, depression, and chronic pain, among other chronic health conditions.
●	Grant-Funded Research: Secured a grant of nearly $300,000 to advance research on digital health tools for allergic rhinitis, affirming the company’s role in chronic care and population health management.
●	R&D Leadership: Presented groundbreaking research at the American College of Allergy, Asthma, and Immunology, showcasing the impact of allergic rhinitis on mental health and commitment to integrated care and evidence-based practices.
●	Financial Strength: Achieved cash-flow positivity and allocated over $100,000 for debt repayment, reinforcing QHSLab’s focus on balanced growth and fiscal responsibility.

Executive Commentary: “We are thrilled with our exceptional performance this quarter, which highlights the growing demand for our innovative digital health solutions,” said Troy Grogan, President and CEO of QHSLab, Inc. “Surpassing 100,000 completed digital assessments reflects our unwavering commitment to empowering clinicians, enhancing patient outcomes, and driving shareholder value. Achieving net income and cash-flow positivity, alongside our significant revenue growth, underscores the dedication of our team and the confidence of our shareholders in our vision and strategy.”

Looking Ahead

QHSLab, Inc. is actively expanding its platform capabilities and forging new partnerships while exploring high-growth opportunities in clinical research and personalized medicine. By leveraging its expertise in digital health innovation, the Company aims to redefine population health management, enhance patient outcomes, and drive sustainable, long-term value for stakeholders.

More Information

Readers are encouraged to review QHSLab, Inc.’s Form 10-Q for the period ended September 30, 2024, available on the SEC’s EDGAR database and the OTC Markets website by searching stock symbol USAQ. This detailed report includes comprehensive financial statements, management’s discussion and analysis, and other essential disclosures.

For more information about QHSLab and our healthcare solutions, please visit www.qhslab.com.

About QHSLab, Inc.

QHSLab, Inc. (OTCQB: USAQ) is a medical device company providing digital healthcare solutions and point-of-care-diagnostic tests to primary care physicians. Digital healthcare allows doctors to assess patient responses quickly and effectively using advanced artificial intelligence algorithms. Digital healthcare can also remotely monitor patients’ vital signs and evaluate the effects of prescribed medicines and treatments on patients’ health through real-time data transferred from patient to doctor. QHSLab, Inc. also markets and sells point-of-care, rapid-response diagnostic tests used in the primary care practice. QHSLab, Inc.’s products and services are designed to help physicians improve patient monitoring and medical care while also increasing their revenues.

Forward-Looking Statements

Certain matters discussed in this press release are ‘forward-looking statements’ intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace, future revenues, future products, and potential future results and acquisitions are examples of such forward-looking statements. Forward-looking statements are generally identified by words such as ‘may,’ ‘could,’ ‘believes,’ ‘estimates,’ ‘targets,’ ‘expects,’ or ‘intends,’ and other similar words that express risks and uncertainties. These statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of the introduction of new products, the inherent discrepancy in actual results from estimates, projections, and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release. The Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Investor Relations Contact:

Olivia Giamanco

QHSLab, Inc.

(929) 379-6503

ir@usaqcorp.com

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